Date

Dear Dr. XXX;

Earlier this week, Cubist announced our planned acquisitions of both Trius Therapeutics and Optimer Pharmaceuticals.  As a key infectious disease expert, we thought it important to convey this information to you directly.

The prospects of continuing the development and potential commercialization of tedizolid (Trius) and the marketing of DIFICID (Optimer) reaffirms Cubist’s mission to provide therapies for seriously ill patients treated in and around the hospital setting.

Assuming the successful completion of the planned acquisitions and the success of our combined late stage pipeline, Cubist will contribute significantly towards the goal set by IDSA in their “10 by ’20” program for 2020.

We are excited about building the Cubist infectious disease portfolio and look forward to meeting with you soon.

Sincerely;

Lorianne K. Masuoka, M.D.

Senior Vice President, Clinical Development and Medical Affairs, and Chief Medical Officer

Peggy McKinnon, PharmD

Sr. Director, Field Medical Affairs

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA  02421